Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements

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Form S-8 (No. 333-206120) pertaining to the Sunrun Inc. 2015 Equity Incentive Plan, Sunrun Inc. 2015 Employee Stock Purchase Plan, Sunrun Inc. 2014 Equity Incentive Plan, Sunrun Inc. 2013 Equity Incentive Plan, Sunrun Inc. 2008 Equity Incentive Plan, and Mainstream Energy Corporation 2009 Stock Plan of Sunrun, Inc.

-	Form S-8 (No. 333-211356) pertaining to the Sunrun Inc. 2015 Equity Incentive Plan and Sunrun Inc. 2015 Employee Stock Purchase Plan

of our report dated March 8, 2017, with respect to the consolidated financial statements of Sunrun Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2016.

/s/ Ernst & Young LLP

San Francisco, California

March 8, 2017